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Exhibit 23.1





             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in the Registration Statements of Brilliant Technologies Corporation and Subsidiaries (the "Company") on Form S-8, File No. 333-123045 filed on February 28, 2005 and File No. 333-117380 filed on July 15, 2004, of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated April 20, 2007, on our audits of the consolidated financial statements of Brilliant Technologies Corporation and Subsidiaries as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and for the period from inception (October 1, 1999) to December 31, 2006, which report is included in this Annual Report on Form 10-KSB for the year ended December 31, 2006.


/s/ Marcum & Kliegman LLP


New York, New York
April 20, 2007